EXHIBIT 99.3

HANDY & HARMAN LTD.
Unaudited Pro Forma Condensed Combined Financial Information

On June 1, 2016, Handy & Harman Ltd. ("HNH" or the "Company") completed the acquisition of SL Industries, Inc. ("SLI"), and as a result of the acquisition, SLI became a wholly owned subsidiary of HNH. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2015 and for the six months ended June 30, 2016 combine the historical consolidated statements of operations of HNH and SLI, giving effect to HNH's acquisition of SLI as if it had occurred on January 1, 2015. An unaudited pro forma balance sheet has not been presented as the acquisition has already been fully reflected in the consolidated balance sheet included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2016, filed on August 1, 2016.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to HNH's acquisition of SLI, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate historical financial statements of HNH as of and for the year ended December 31, 2015 and the related notes included in HNH's Annual Report on Form 10-K for the year ended December 31, 2015;

•
separate historical financial statements of SLI as of and for the year ended December 31, 2015 and the related notes included in SLI's Annual Report on Form 10-K for the year ended December 31, 2015 (included as Exhibit 99.1);

•
separate historical financial statements of HNH as of and for the six months ended June 30, 2016 and the related notes included in HNH's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016; and

•
separate historical financial statements of SLI as of and for the three months ended March 31, 2016 and the related notes included in SLI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (included as Exhibit 99.2).

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what HNH's financial position or results of operations actually would have been had HNH's acquisition of SLI been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of HNH. There were no material transactions between HNH and SLI during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles ("U.S. GAAP"), which are subject to change and interpretation. The acquisition accounting is subject to the finalization of the valuations of certain acquired assets and liabilities. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that HNH may achieve as a result of its acquisition of SLI, the costs to integrate the operations of HNH and SLI or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The presentation of certain items in the SLI historical financial statements have been conformed to the HNH presentation for purposes of the unaudited pro forma condensed combined financial information.

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share)	HNH	SLI	PRO FORMA ADJUSTMENTS (NOTE 4)		PRO FORMA HNH
Net sales	$649,468	$199,862	$—		$849,330
Cost of goods sold	471,254	135,044	(74)	(a)	606,224
Gross profit	178,214	64,818	74		243,106
Selling, general and administrative expenses	123,422	49,756	8,104	(b)	181,282
Pension expense	7,480	—	—		7,480
Asset impairment charges	1,398	—	—		1,398
Operating income	45,914	15,062	(8,030)		52,946
Other:
Interest expense	4,598	289	3,508	(c)	8,395
Realized and unrealized gain on derivatives	(588)	—	—		(588)
Other expense (income)	384	(304)	—		80
Income from continuing operations before tax and equity investment	41,520	15,077	(11,538)		45,059
Tax provision	17,997	4,379	(5,001)	(d)	17,375
Loss from associated company, net of tax	6,532	—	—		6,532
Income from continuing operations, net of tax	$16,991	$10,698	$(6,537)		$21,152
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.49				$1.86
Weighted-average number of common shares outstanding	11,380				11,380

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2016

(in thousands, except per share)	HNH	SLI	PRO FORMA ADJUSTMENTS (NOTE 4)		PRO FORMA HNH
Net sales	$361,677	$83,621	$—		$445,298
Cost of goods sold	265,998	55,941	(1,307)	(a)	320,632
Gross profit	95,679	27,680	1,307		124,666
Selling, general and administrative expenses	69,616	25,887	(3,426)	(b)	92,077
Pension expense	4,283	—	—		4,283
Asset impairment charges	7,000	—	—		7,000
Operating income	14,780	1,793	4,733		21,306
Other:
Interest expense	2,415	196	1,462	(c)	4,073
Realized and unrealized loss on derivatives	539	—	—		539
Other expense (income)	244	(357)	—		(113)
Income from continuing operations before tax and equity investment	11,582	1,954	3,271		16,807
Tax provision	4,998	1,751	(10)	(d)	6,739
Loss from associated company, net of tax	6,862	—	—		6,862
(Loss) income from continuing operations, net of tax	$(278)	$203	$3,281		$3,206
Basic and diluted (loss) income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(0.02)				$0.26
Weighted-average number of common shares outstanding	12,242				12,242

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HANDY & HARMAN LTD.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	DESCRIPTION OF TRANSACTION

On April 6, 2016, the Company entered into a definitive merger agreement with SLI, pursuant to which it commenced a cash tender offer to purchase all of the outstanding shares of SLI's common stock, at a purchase price of $40.00 per share in cash ("Offer"). SLI designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. Consummation of the Offer was subject to certain conditions, including the tender of a number of shares that constituted at least (1) a majority of SLI's outstanding shares and (2) 60% of SLI's outstanding shares not owned by HNH or any of its affiliates, as well as other customary conditions. Steel Partners Holdings L.P., the parent company of the Company, beneficially owned approximately 25.1% of SLI's outstanding shares.

On June 1, 2016, the conditions noted above, as well as all other conditions to the Offer were satisfied, and the Company successfully completed its tender offer through a wholly owned subsidiary. Pursuant to the terms of the merger agreement, the wholly-owned subsidiary merged with and into SLI, with SLI being the surviving corporation ("Merger"). Upon completion of the Merger, SLI became a wholly owned subsidiary of the Company.

The aggregate consideration paid by the Company in the Offer and Merger was approximately $162.0 million, excluding related transaction fees and expenses. All of the funds necessary to consummate the Offer, the Merger and to pay related fees and expenses were financed with additional borrowings under the Company's senior secured revolving credit facility.

2.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of HNH and SLI. The pro forma financial statements were preparing using the HNH and SLI historical financial statements as of the dates and for the periods referred to in the introduction above. The presentation of certain items in the SLI historical financial statements have been conformed to the HNH presentation for purposes of the unaudited pro forma condensed combined financial information.

The acquisition method of accounting under existing U.S. GAAP requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the consideration transferred is measured at the closing date of the acquisition at the then-current market price. Accordingly, the assets acquired and liabilities assumed from SLI have been recorded as of the completion of the acquisition at their respective fair values on a preliminary basis and added to those of HNH. Financial statements and reported results of operations of HNH issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of SLI.

Acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred (see Note 4 - "Pro Forma Adjustments" for additional information). The unaudited pro forma condensed combined financial statements do not reflect any restructuring and integration charges which may be incurred in connection with HNH's acquisition of SLI. Any such costs will be expensed as incurred.

3.	ACQUISITION ACCOUNTING

The following table summarizes the amounts of the assets acquired and liabilities assumed at the acquisition date on a preliminary basis (in thousands):

Cash and cash equivalents	$4,985
Trade and other receivables	32,544
Inventories	26,257
Prepaid and other current assets	8,455
Property, plant and equipment	23,120
Goodwill	56,934
Other intangibles	81,306
Other non-current assets	825
Total assets acquired	234,426
Trade payables	(18,440)
Accrued liabilities	(16,407)
Deferred income tax liabilities	(22,461)
Long-term debt	(9,500)
Other liabilities	(5,633)
Net assets acquired	$161,985

4.	PRO FORMA ADJUSTMENTS

(a)
To record an estimate of the additional depreciation expense related to the preliminary estimated fair-value adjustment to acquired property, plant and equipment, using the straight-line method in both periods, and to remove the effect of non-recurring amortization of the fair-value adjustment to acquisition-date inventories in the 2016 period.

(b)	To record the following adjustments:

(in thousands)	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Eliminate HNH's advisory, legal, regulatory and valuation costs, which are non-recurring (1)	$—	$(482)
Eliminate SLI's acquisition-related transaction costs and non-cash stock compensation expenses, which are non-recurring (1)	(246)	(5,533)
Record an estimate of the additional amortization expense related to the preliminary estimated fair-value adjustment to the intangible assets acquired (2)	8,350	2,589
Total	$8,104	$(3,426)

(1)	These costs are directly attributable to HNH's acquisition of SLI and are not expected to have a continuing impact on the combined results of HNH and SLI.

(2)
Amortization expense is computed based upon the following: customer relationships of $58.7 million using the double-declining balance method over a useful life of 15 years, trade names of $13.3 million, patented and unpatented technology of $9.2 million, and other intangibles of $0.1 million using the straight-line method over useful lives ranging from 10 - 15 years. Future amortization expense of the intangible assets acquired in the SLI acquisition is expected to total $5.2 million for the remainder of 2016, $9.1 million, $8.0 million, $7.2 million, $6.5 million, and $44.7 million in 2017, 2018, 2019, 2020, and thereafter, respectively.

(c)
To record an estimate of the additional interest expense on incremental debt utilized to finance the SLI acquisition. The additional interest expense is based on additional borrowings of approximately $158.0 million under HNH's senior secured revolving credit facility, using HNH's interest rate at the time of the borrowing.

(d)	To record an estimate of the tax impact of the pro forma adjustments using the applicable effective tax rates for the period, considering the income tax-deductibility of the expense.

5.	NON-RECURRING FUTURE CHARGES

The preliminary fair-value adjustment to acquisition-date inventories of $1.9 million will be included in the cost of goods sold of the Company as the acquired inventory is sold. As of June 30, 2016, $1.0 million of such adjustment was included in cost of goods sold of the Company, but has been removed for purposes of the unaudited pro forma condensed combined statement of operations (as stated in Note 4a above) since it is non-recurring. Subsequent to June 30, 2016, approximately $0.9 million ($0.5 million, net of tax) is expected to be included in the cost of goods sold of the Company.